                                                       EXHIBIT 10(d)

                                                       Execution Copy


                           EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), dated as of the 3rd day of March, 1998, but effective as of the Closing Date (as defined below), by and among NEWCOR, INC., a Delaware corporation ("Employer"), and KEITH HALE ("Employee").

                          W I T N E S S E T H:

        WHEREAS, Employer and Stephen Grand, individually and as trustee of the Stephen Grand Revocable Trust dated July 5, 1979 and the Stephen M. Grand Property Trust dated January 22, 1992 (collectively, "Seller") have executed and delivered a Stock Purchase Agreement (the "Purchase Agreement") providing for, among other things, the purchase by Employer from Seller of all of the issued and outstanding shares of capital stock of Grand Machining Co., Deco Technologies, Inc. and Deco International, Inc. (the "Deco Group"); and

        WHEREAS, Employee is an officer and employee of the Deco Group; and

        WHEREAS, if, but only if, the closing of the transactions contemplated by the Purchase Agreement shall occur (which is currently expected to occur on March 4, 1998), Employer desires to employ Employee, and Employee is willing to accept such employment, on the terms and conditions of this Agreement; and

        WHEREAS, the parties hereto expressly intend that this Agreement shall not become effective unless and until the closing of the transactions contemplated in the Purchase Agreement shall occur, and that at the Closing Date (as defined in the Purchase Agreement) , Employer shall have received a Mutual Release and Waiver Agreement in the form attached hereto as Exhibit A (the "Release and Waiver") signed by Employee waiving and releasing any claim Employee may have against the Deco Group and Employer under the Deco Agreement described in Section 20 below, subject to the provisions of Section 24 below.

         NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment and Duties; Board Appointment. In accordance with actions taken and authorized by the Board of Directors of Employer (the "Employer Board"), effective at the Closing Date, Employee shall be appointed as an officer of Employer with the title of Vice President and General Manager of the Deco Group and shall have the duties and responsibilities commensurate with such title and office. During the period of his employment hereunder, Employee also shall serve as an officer of such other affiliates of Employer and in such other capacities consistent with the above referenced position, title and office as he may be requested by the President and Chief Executive Officer of Employer from time to time, and shall assume such additional duties and responsibilities consistent with the above referenced position, title and office as from time to time may be assigned to him by the President and Chief Executive Officer of Employer, all without additional compensation therefor. Employee shall report directly to the President and Chief Executive Officer of Employer. Throughout the period of his


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employment hereunder, Employee shall devote his full time, attention, and energy exclusively to the affairs of Employer and those of its affiliates to which he is responsible from time to time. For purposes of this Agreement, the term "affiliates" shall mean, as of any particular time of determination, any entity that is controlled by or is under common control with Employer.

         2. Term of Employment. The employment of Employee hereunder shall become effective as of the Closing Date and shall continue thereafter until the close of business on first anniversary of the Closing Date (the "Initial Employment Period") , unless earlier terminated as hereinafter provided. After the Initial Employment Period, the term of this Agreement shall be automatically extended for additional one-year periods unless written notice is given by one party to the other of his or its intention to terminate Employee's employment hereunder at the end of the Initial Employment Period or any extended term, as the case may be. Employee shall be an employee "at will" under this Agreement. Subject to Employer's obligations upon termination as provided in Section 10 below, nothing contained in this Agreement is intended nor shall be construed as conferring on Employee the right to continued employment by Employer for any period of time.

         3. Compensation. As full compensation for all services to be performed by Employee hereunder, Employer shall pay to Employee the following:

            (a) Salary at the rate of $160,000 per year (to be reviewed annually by the President and Chief Executive Officer of Employer), payable at the intervals at which other


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



    executive officers of Employer are paid. Employee's salary shall not be reduced unless part of an across-the-board reduction in compensation or reduction in force applicable to all executive officers of the Employer.

        (b) Employee shall be paid a one-time payment of the sum of $15,000 as a "signing" bonus provided that Employee's employment under this Agreement is not terminated on or prior to the thirtieth (30) day following the Closing Date. The signing bonus shall be payable by Employer to Employee at the next regularly scheduled pay period after the expiration of such thirty
    (30) day period.

        (c) Employee will be eligible to participate in the Newcor Management Incentive Plan beginning with the fiscal year beginning November 1, 1997 subject to the terms and conditions of that plan. Employee hereby acknowledges receipt of a copy of the Newcor Management Incentive Plan.

        (d) Employee shall be eligible to participate in Employer's 1996 Employee Incentive Stock Plan (the ,Stock Plan") , subject to the terms and conditions of that plan. Employee hereby acknowledges receipt of a copy of the Stock Plan.

    4. Certain Fringe Benefits. During the period of his employment hereunder, Employer will (i) provide Employee with the use of an automobile (subject to a $50.00 per month charge to Employee for personal use of the automobile) in accordance with Employer's policy (executive level) as the same maybe changed from time to time by Employer (and Employee acknowledges receipt of a copy of Employer's automobile policy); (ii) pay or reimburse to Employee the dues, fees (but not the initiation fees) and minimums at Metamora Country Club or Oakhurst Country Club, of which Employee is presently a member; (iii) pay or reimburse Employee for the cost of an annual physical examination in a recognized executive physical program; and (iv) provide Employee twenty (20) working days vacation on an annual basis pursuant to Employer's policy (which vacation shall be scheduled consistent with the reasonable requirements of Employer and will be subject to review and approval by the President and Chief Executive Officer of Employer).

         5. Other Employee Benefits. During the period of his employment hereunder, Employee also shall be entitled to participate in such Employer employee benefit plans as from time to time are maintained, sponsored, or made available by Employer to its employees or its executive employees generally, in each case on the same terms and subject to the same conditions and limitations generally applicable to other executive officers of Employer with respect to participation therein.

         6. Certain Expenses. Employer shall pay or reimburse Employee for the reasonable travel, entertainment and other incidental expenses (including the cost of business publications and professional associations) incurred on business of Employer with the approval of the President and Chief Executive Officer of Employer and in accordance with Employer's practices as in effect during the period of employment hereunder as applied to executive officers.

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         7. Stock Grant. As evidenced by that certain Stock Grant Letter to be issued to Employee by Employer (the "Stock Grant Letter") on the Closing Date (a copy of the form of which is attached to this Agreement as Exhibit B) , and subject to Section 24 hereof, Employee shall be granted, on the terms and subject to the conditions specified in the Stock Grant Letter and the Stock Plan, the provisions of which are hereby incorporated by reference herein, an aggregate of 10,000 Restricted Shares (as defined in the Stock Plan). Employee acknowledges receipt of a copy of the Stock Plan and plan prospectus and documents incorporated by reference. In the event of any inconsistency between this Agreement or the Stock Grant Letter and the Stock Plan, the terms of the Stock Plan shall govern.

         8. Insurance. Employer shall have the right to purchase disability and group life insurance policies (in addition to any other policy Employer may provide Employee under this Agreement or otherwise) on Employee whenever during the period of his employment hereunder Employer deems it reasonable to acquire such insurance. Employee agrees to cooperate in the acquisition of such insurance and to perform all acts necessary and proper in connection therewith, including submission to such medical examinations as may be reasonably required. Any policy owned by Employer may be dealt with in such manner as Employer deems appropriate.

         9. Termination of Employment; Effect.

            (a) Employee's employment hereunder will be terminated in any of the following ways:

                 (i)  Immediately upon the death of the Employee;

                 (ii) Immediately upon the Employee becoming permanently disabled within the meaning of Employer's long term disability policy as then in effect;

                 (iii) By either the Employee or Employer giving notice of his or its intention not to extend this Agreement Is term as provided in
         Section 2 above, in which case Employee's employment will terminate at the end of the Initial Employment Period or extended term, as the case may be; or

                 (iv) By either the Employee or Employer at any time, Without or with Cause (as hereinafter defined) by 30 days' prior written notice to the other, effective as of the date specified in such notice; provided, however, that Employer shall state in such notice the reason (s) for termination (in reasonable detail).

         (b) Upon the termination of Employee's employment in any of the ways provided in subsection (a), then this Agreement and all rights and obligations of Employee and Employer hereunder shall terminate and cease immediately, except for (i) Employee's rights to the payments provided in
    Section 10 below; and (ii) the rights and obligations set forth in Sections 12, 13, 14, 15 and 16 below.

         10. Payments On Termination. Employee shall be entitled to the following payments and benefits upon termination of his employment:

             (a) If Employee's employment is terminated under Section 9(a)(i) above, or if Employee's employment is terminated by

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Employee under Section 9 (a) (iii) above, or if Employee's employment is terminated (either voluntarily by Employee or for Cause by Employer) under
Section 9 (a) (iv) above, then Employee shall be entitled to the cash compensation under Section 3 (a) above, and the benefits to which Employee is entitled under Sections 4 and 5 above, through the date of termination of employment.

        (b) If Employee's employment is terminated under Section 9 (a) (ii) above, or by Employer, either without Cause under Section 9 (a) (iv) above or pursuant to Section 9 (a) (iii) above, Employee shall be entitled to the cash compensation payable under Section 3 (a) above (at the then current annual rate) and continuation of the benefits referred to in Sections 4 (i) 4 (ii) and 5 above, for a period of twelve (12) months following the effectiveness of such termination of employment and at the then normal intervals and provided, further, that the benefits provided under Section 4(i) and (ii) above shall continue for the period determined as aforesaid but not after Employee shall be effectively provided with substantially equivalent such benefits by another employer. In the event termination of employment occurs under Section 9 (a)
(ii) above, the payments made by Employer as aforesaid shall be reduced by any payments made to Employee under Employer's long-term disability policy. In addition, Employee shall be entitled to receive any bonus earned by Employee under Section 3(c) above through the date of termination of employment payable at such time as any like bonuses are paid by Employer generally, and out-placement services to a value of $40,000.00 with a firm designated by the Employee and approved by Employer for a period not to exceed twelve
    (12) months.

    11.  Definition.     For purposes of this Agreement, "Cause" means any of
the following:

         (a)     Material breach of any of the terms of this Agreement;

         (b) Conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or involving any violation of securities or commodities law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

         (c) Repeated or habitual intoxication with alcohol or drugs while on the premises of Employer or any of its affiliates or during the performance by Employee of any of his duties hereunder;

         (d) Embezzlement of any property belonging or entrusted to Employer or any of its affiliates;

         (e)     Repeated or protracted absence from work without cause;

         (f) Willful misconduct or gross neglect of duties, or failure to act with respect to duties or actions previously communicated to Employee in writing by the President and Chief Executive Officer of Employer.

    12. Conflicts of Interest. Employee shall adhere to Employer's Business Philosophy and Code of Ethics, as interpreted and applied by Employer, and as the same may be revised by Employer from time to time; provided that, regardless of how interpreted or applied, Employee shall not take any action that is contrary to the express direction of the President and Chief Executive Officer of Employer as to such policy. Employee acknowledges receipt of a copy of Employer's Business Philosophy and Code of Ethics in effect as of the date hereof.

         13. Confidentiality.    Employee agrees to be loyal to Employer during
the period of employment hereunder and will take reasonable measures to hold in confidence and will not use or disclose any information regarding the techniques, processes, business plans, services, pricing, trade secrets, customers, customer lists, marketing information, financial information, prospect names, current or planned products, services, sales, employees or other private, proprietary or confidential information of Employer and its affiliates, except as such disclosure or use may be required in connection with Employee's work for Employer and its affiliates. Upon termination of Employee's employment for any reason, Employee will deliver to Employer any and all materials that contain such confidential information and will not retain any copies, reproductions or summaries of any such materials. All property of Employer shall be returned by Employee promptly and in good condition except for normal wear. Employee's obligations under this Section 13 shall continue in effect for a period of three (3) years after termination of Employee's employment.

         14. Improvements and Developments.   All business ideas, concepts,
inventions, improvements, developments and any other



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




intellectual property of any sort made or conceived by Employee, either solely or in collaboration with others, during the period of employment (whether or not during working hours) shall become and remain the sole and exclusive property of Employer, its successors and assigns. Employee will promptly disclose in writing to Employer all such ideas, concepts, inventions, improvements, developments and other intellectual property, and will cooperate fully in confirming, protecting and obtaining legal protection of Employer's ownership rights.

        Employee hereby represents and warrants to Employer that Employee has not invented or conceived any ideas, concepts, inventions, improvements, developments and other intellectual property prior to becoming employed by Employer.

        At the request of the President and Chief Executive Officer of Employer, whether or not made during the period of his employment hereunder, Employee agrees to execute such confidentiality agreements (consistent with Section 13 above) assignments of intellectual property rights and other documents as hereafter may reasonably be determined by the President and Chief Executive Officer of Employer to be appropriate to carry out the purposes of this Section and Section 13 above.

        The obligations of Employee in this Section shall continue in effect after termination of Employee's employment for any reason.

15.  Noncompetition.

     (a) Employee hereby acknowledges that the principal businesses of the Deco Group is manufacturing, supplying and marketing high tolerance or complex machined engine components and assemblies primarily for diesel engines and the medium and heavy duty truck industries (the "Business") ; Employee is one of a limited number of persons who has developed the Business of the Deco Group to its present condition; and Employee's work for the Deco Group with respect to the Business has brought Employee into close contact with many confidential affairs not readily available to the public. Employee acknowledges that during the period of employment hereunder, Employer will provide and make available to Employee, and Employee will receive, special training and knowledge from Employer, which will include confidential and proprietary information of Employer, including the confidential information identified in Section 13 above. Employee acknowledges that this confidential information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by this covenant not to compete. Employee hereby agrees that during the period of employment hereunder and continuing at all times while Employee is employed in any capacity by Employer (whether or not this Agreement is extended) and until one (1) year after the effective date of termination of employment, Employee will not:

              (i) directly or indirectly whether as an officer, director, consultant, agent, employee, partner, shareholder (other than ownership as a passive investor of less than 5% of the outstanding voting stock of a company listed on a national stock exchange or the Nasdaq National Market) , participant, owner or otherwise of, or render services or advice to, any business which competes with any segment of the Business anywhere in North America; and

              (ii) directly or indirectly, whether on behalf of himself or any other Person (a) sell, offer to sell or quote, or (b) solicit sales, offers or quotations with respect to, Products to or from Customers of the Business (as defined below); and

              (iii) directly or indirectly, employ or solicit the employment or engagement by others of any employee of Employer or any of its affiliates or induce or attempt to induce any employee of Employer or any of its affiliates to leave such employment or in any way interfere with the relationship between Employer or any of its affiliates and any such employee; and

              (iv) disparage Employer or any of its affiliates or any of their respective directors , officers or employees.

    For the purpose of this Agreement, the following terms shall have the following respective meanings:

         "Products" means (a) products of the Business that are covered by agreements and/or quotes at the effective date of termination or at any time during the 24 immediately preceding months and any products that are substantially similar to such products in function or use and
(b) products identified as "target (s) of opportunity" in the then current strategic plan for the Business.

    "Customers of the Business" means (a) Persons with which the Business has any contractual relationship or has submitted quotes for Products at the effective date of termination or at any time during the 24 months immediately preceding months and (b) Persons identified as "targets of opportunity" for in the then current strategic plan for the Business.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, unincorporated association, business or other entity whatsoever.

    In the event of a breach by Employer of Section 15(a) hereof, the time period of such covenant shall be extended by the period of the duration of the breach. Employer shall be entitled to furnish any employer or other person or entity a copy of this Agreement or relevant portions thereof.

    Employee acknowledges that the restricted period of time and geographical area under Section 15(a) hereof are reasonable, in view of the nature of the business in which Employer and the Deco Group are engaged and Employee's knowledge of the Business and the confidential information that will be made available to Employee in connection with this Agreement. Employee represents to Employer that the enforcement of the restrictions contained in this Section 15



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




would not be unduly burdensome to Employee. Notwithstanding the foregoing, if any provision, or any part thereof, of this Section 15 is held to be unenforceable because of the duration thereof or the area covered thereby, the parties agree that the court making the determination shall have the power to reduce the duration or the area of such provision, or to delete specific words or phrases, and in its reduced or amended form such provision shall then be enforceable and be enforced.

         (c) Employee intends to, and does hereby, confer jurisdiction to enforce the covenants contained in this Section 15 upon the courts of (i) any jurisdiction within the State of Michigan and (ii) if Employee is alleged to be competing with Employer or the Deco Group in violation of this Section 15 in any other jurisdiction, then in any other jurisdiction in which such alleged competition takes place. If the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the right of Employer to the relief provided above in the courts of any other jurisdiction in which such covenants may be enforced as provided herein, as to breaches of such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In addition, the provisions of this Section 15 and Section 16 shall continue to be binding



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



         upon Employee in accordance with their terms notwithstanding the termination of this Agreement.

         16. Remedies for Certain Breaches. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 13, 14 or 15, Employer shall have the right and remedy to have the provisions of Sections 13, 14 and/or 15 enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of Employer, it being acknowledged and agreed that any breach or threatened breach of Sections 13, 14 and/or 15 by Employee will cause irreparable injury to Employer and that money damages, in and of themselves, will not provide an adequate remedy to Employer. Each of such rights and remedies shall be independent of the others, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to Employer.

         17. Integration; Amendment. This Agreement, the Release and Waiver and the Stock Grant Letter contain the entire agreement of the parties relating to the subject matter hereof and thereof, and together supersede and replace in their entirety any prior agreements or understandings concerning such subject matter. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing signed in the case of Employer by a duly authorized non-employee member of Employer's Board.

         18. Jurisdiction. Any controversy, dispute, or claim arising out of or relating to Employee's employment or to this Agreement or


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



breach thereof which is not amicably settled by the parties within thirty (30) days of the written request of a party may be brought only in a court of competent jurisdiction of the State of Michigan. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO, AND AGREES TO NOT MAKE ANY CLAIM FOR ANY, TRIAL BY JURY IN CONNECTION WITH ANY SUCH CONTROVERSY, DISPUTE OR CLAIM. Each party acknowledges that right to trial by jury is a constitutional right but may be waived and each acknowledges and agrees that such party expressly intends to, and hereby does, irrevocably waive all such right in the case of any controversy, dispute or claim described in this Section 18.

         19. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

         20. Termination of Employment Agreement with Grand Machining Company. Subject to the condition that the Employee has been paid in full and received all amounts owed to the Employee at the Closing pursuant to the terms of the following agreements (amount estimated at $1,500,000), Employee will execute and deliver to Employer the Release and Waiver relating to the Second Amended and Restated Employment Agreement dated as of December 23, 1993 (but effective as of January 1, 1990), as amended by that certain letter agreement between Employee and the Deco Group dated March 18, 1997 (the "Deco Agreement") From and after the Closing Date, Employee shall look solely to Seller for payment of any amounts owing thereunder or the provision of any other benefits. Any other employment or similar agreement, commitment or understanding of any character shall be terminated by Employee and, effective at such


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



time, Employee releases and discharges the Deco Group from any and all claims for compensation, benefits or otherwise thereunder or otherwise.

        21. Reimbursement of Legal Fees. Employer shall reimburse Employee for reasonable legal fees incurred by Employee in the negotiation of this Agreement.

        22. Withholding. All payments to and benefits conferred upon Employee hereunder shall be subject to all required withholdings under applicable law or regulation.

        23. Representations. Employee represents and warrants to Employer that he (i) has thoroughly read and understands all of the provisions of this Agreement; (ii) has submitted this Agreement to his own attorney for review and received the advice and counsel of such attorney with respect to this Agreement; (iii) is satisfied with all of the terms and conditions of this Agreement and accepts them freely and of his own accord; and (iv) the Deco Agreement is the only employment, compensatory, "pay to stay" or similar agreement between Employee and the Deco Group (or any member of the Deco Group).

        24. Time Agreement Shall Become Effective. Subject to the condition that Employee has been paid in full and received all amounts owed to Employee under the Deco Agreement, this Agreement shall become effective automatically as of the Closing Date without the action of any party hereto except only that this Agreement shall not become effective at the election of Employer if the Employee shall have died or become disabled or there shall occurred any other fact, circumstance or development that would give


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



Employer the right to terminate Employee's employment hereunder for Cause (if Employee had been employed hereunder) , or the Deco Group to terminate the Deco Agreement for Cause or Employer shall have otherwise determined in good faith that Employee is unable or unwilling to provide the services contemplated in this Agreement. Employee hereby agrees that Employee shall not have any right to rescind this Agreement.



                 [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                  NEWCOR, INC.

                                  BY /s/ W. John Weinhardt
                                     ------------------------

                                       Its  PRESIDENT & CEO
                                          -------------------



                                  /s/ Keith Hale
                                  ---------------------------
                                  Keith Hale

                                  EXHIBIT A

                          MUTUAL RELEASE AND WAIVER

This Mutual Release and Waiver ("Release") is being executed and delivered in connection with the "Employment Agreement") dated as of March 3, 1998 (the "Employment Agreement") between Newcor, Inc., a Delaware corporation ("Employer") and Keith Hale ("Employee"). Capitalized terms used in this Release without definition have the respective meanings given to them in the Employment Agreement, unless otherwise defined herein.

        Employee is a party to the Deco Agreement. In connection with the acquisition of all of the outstanding capital stock of the Deco Group by Employer, the rights and obligations of the Deco Group under the Deco Agreement are being distributed to and assumed by Stephen Grand, individually and as Trustee (i) of the Stephen Grand Revocable Trust dated July 5, 1979; and (ii) of the Stephen M. Grand Property Trust dated January 22, 1992 (collectively, the "Seller") and Employee is receiving certain payments from Mr. Grand under the Deco Agreement on the date of this Release.

        Employee hereby agrees to look to, seek payment from and make claims against only Seller for any payments or other claims that Employee may have under the Deco Agreement (whether for compensation, benefits or otherwise) and Employee is releasing Employer, each of the companies constituting the Deco Group and the Releasees (as defined below) from any responsibility therefor as provided below in this Release.

        Employee acknowledges that execution and delivery of this Release by Employee is an express condition precedent to Employer's obligations under the Employment Agreement and that Employer is relying on this Release. Employer acknowledges that payment of all amounts owed to Employee under the Deco Agreement is an express condition precedent to Employee's obligations under the Employment Agreement and that Employee is relying upon distribution to, and assumption of, the rights and obligations of the Deco Group under the Deco Agreement to and by the Seller.

      Each party, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, and in order to induce the other party to enter into the Employment Agreement, hereby agrees as follows;

      Each party, on behalf of himself or itself and each of his or its heirs, executors, personal representatives. successors and assigns and any other person claiming by or through him or it ("Associated Persons"), hereby unconditionally and irrevocably compromises, settles, remises, acquits and finally and forever releases and discharges the other party, in the case of the Employee each of the companies constituting the Deco Group, and each of their respective individual, joint or mutual past, present and future directors, officers, employees, agents, consultants, advisors, legal counsel, accountants, and financial advisors, other representatives, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns. but expressly excluding the Seller, (individually a "Releasee" and collectively the "Releasees") from any and all claims. counterclaims, setoffs, choses in action, demands, proceedings, lawsuits, causes of action, orders. obligations, contracts, agreements, debts, damages and liabilities whatsoever, but not including in any event any violation of law or government regulation by Employee, whether known or unknown, suspected or unsuspected, both at law and in equity, which either party or any of his or its Associated Persons now have, have ever had or may hereafter have against any of the Releasees on account of or arising out of any matter, cause or event relating in any fashion to the Deco Agreement, employment of the Employee by any of the companies constituting the Deco Group, or any other employment, "pay to stay" or similar agreement,



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



commitment or understanding of any character whatsoever between Employee and any of the companies constituting the Deco Group, ("Claims") and Employee agrees to look only to Seller therefor. However, nothing contained herein shall operate to limit, reduce or otherwise impair the rights of Employee against Seller under the terms of the Deco Agreement as set forth therein and as distributed to and assumed by Seller.

       Each party hereby irrevocably covenants to refrain, directly or indirectly, from asserting any Claim against the other party or any Releasee based upon any matter purported to be released hereby.

       If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

       This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Michigan without regard to principles of conflicts of law.

       All words used in this Release will be construed to be of such gender or number as the circumstances require.

       Each Party agrees to take such further actions and execute and deliver such other documents, instruments, certificates, agreements and other instruments as may be reasonably or desirable in order to implement this Release.

       The provisions hereof shall inure to the benefit of each of the Releasees and their respective assigns, successors, heirs, executors and administrators, and shall be binding upon each party and their respective assigns, successors, heirs, executors and administrators.

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Release as of this 3rd day of March, 1998.

NEWCOR, INC.

By:                                           /s/ Keith Hale
    --------------------------------         --------------------------------
                                             Keith Hale

                                Exhibit B

                                Confidential
                             Internal Memorandum

To:       Keith Hale
From:     W. John Weinhardt
Re:       Award of Restricted Shares

Date of Grant: March 4, 1998

I am pleased to confirm that, effective the date set forth above, you have been granted an Award of Restricted Shares (the "Award") under the 1996 Employee Incentive Stock Plan (the "Plan") as follows:

     Number of Shares:         10,000

     Restriction Period:       36 months commencing as of the grant
                               date noted above

The Award is subject to all of the terms and conditions of the Plan, including, but not limited to, Section 7.4.1 (Restriction Period) , Section 7.4.2 (Vesting and Forfeiture) , Section 7.4.3 (Other Matters), Section 8.2 (Transfer Restrictions), Section 8.4 (Overriding Precondition; Potential Forfeiture),
Section 8.6 (Tax Withholding), and Section 8.9 (No Change in Employment
Status).

The provisions of the Plan are hereby incorporated by reference herein. In the event of any inconsistency between the terms of this memorandum or any other agreement between you and the Company and the Plan, the terms of the Plan shall govern.

A copy of the Plan (together with certain related documents) has been delivered to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

Acknowledged and Agreed:

/s/ Keith Hale
------------------------
Keith Hale
Date: March 4, 1998